Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ACQUIRES

THREE NURSING AND REHABILITATION CENTERS

IN DALLAS-FORT WORTH, TEXAS CLUSTER MARKET

LOUISVILLE, Ky. (September 27, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that its subsidiaries have completed the previously announced acquisition of three nursing and rehabilitation centers in the Dallas-Fort Worth market for a purchase price of $38 million in cash. The Company financed this transaction with proceeds from its revolving credit facility.

These three owned nursing and rehabilitation centers have a total of 405 beds and currently generate annualized revenues of approximately $24 million and earnings before interest, income taxes, depreciation and amortization of approximately $3 million. The Company acquired the real estate associated with these recently constructed nursing and rehabilitation centers but did not acquire working capital or assume any liabilities.

The Company currently operates six hospitals and is developing a co-located hospital-based subacute unit in the Dallas-Fort Worth market. In addition, the Company intends to develop two of these three nursing centers into transitional care centers, focused on short-term rehabilitation and medically complex patients, and add a transitional care unit to the third nursing center.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented that “We continue to seek opportunities to expand our continuum of post-acute care services in our key cluster markets to support the growing interest among public and private payors for integrated care. We intend to develop these relatively new, owned facilities into transitional care centers to complement our existing hospital services in the Dallas-Fort Worth cluster market. This transaction also allows us to continue to expand to our owned real property base.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 53,500 employees in 40 states. At June 30, 2010, Kindred through its subsidiaries provided healthcare services in 633 locations, including 83 long-term acute care hospitals, 223 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 327 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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